ISSUER FREE WRITING PROSPECTUS Filed Pursuant to Rule 433 Registration Statement No. 333-133007 Dated November 21, 2008

Barrier Optimization Securities with Partial Protection
Linked to the S&P 500® Index
Tactical Market Exposure to Complement Traditional Investments
HSBC USA Inc. $● Securities linked to the S&P 500® Index due December 3, 2009

Investment Description

These Barrier Optimization Securities with Partial Protection Linked to the S&P 500® Index are notes issued by HSBC USA Inc., which we refer to as the “securities”. The securities are designed to provide exposure to the potential positive performance of the S&P 500® Index (the “index”), subject to the return barrier. If the index return is greater than zero over the term of the securities and the closing level of the index is never above the index barrier on any day during the observation period, at maturity, for each security you will receive an amount equal to the sum of (a) the principal amount plus (b) the product of (i) the principal amount multiplied by (ii) the index return multiplied by (iii) the participation rate of 100.00%. If the index return is between 0% and -25%, inclusive, and the closing level of the index is never above the index barrier on any day during the observation period, at maturity, for each security you will receive the principal amount. If the index return is less than -25% and the closing level of the index is never above the index barrier on any day during the observation period, at maturity, per security you will receive an amount equal to the principal amount reduced by 1% for every 1% by which the index return is less than -25%. If the closing level of the index is above the index barrier on any day during the observation period, at maturity, for each security you will receive the principal amount plus a conditional coupon equal to [4.00]% (to be determined on the trade date) of the principal amount. Investing in the securities involves significant risks. You may lose up to 75% of your initial investment. The partial principal protection feature applies only if you hold the securities to maturity. Any payment on the securities, including any principal protection feature, is subject to the creditworthiness of the issuer.

Features

❑	Growth Potential: The securities provide the opportunity to receive equity returns by providing exposure to the potential positive performance of the index, subject to the return barrier.

❑
Partial Protection of Principal: At maturity, for each security, investors will receive a cash payment equal to at least 25% of the principal amount of the security. Partial principal protection only applies if the securities are held to maturity, and is subject to the creditworthiness of the Issuer.

❑
Conditional Coupon: If the closing level of the index is above the index barrier on any day during the observation period, at maturity, for each security you will receive the principal amount plus a conditional coupon equal to [4.00]% (to be determined on the trade date) of the principal amount.. Any payment on the securities is subject to the creditworthiness of the issuer.

Key Dates[1]

Trade Date	November 25, 2008
Settlement Date	November 28, 2008
Final Valuation Date[2]	November 27, 2009
Maturity Date[2]	December 3, 2009

[1]
Expected. In the event we make any change to the expected trade date and settlement date, the final valuation date and maturity date will be changed so that the stated term of the securities remains the same.

[2]	Subject to postponement in the event of a market disruption event.

Security Offerings

We are offering Barrier Optimization Securities with Partial Protection Linked to the S&P 500® Index. The return on the securities is subject to, and will in no event exceed, the return barrier of between 45.00% and 51.00% (to be determined on the trade date) and, accordingly, any return at maturity will not exceed the return barrier. The securities are offered at a minimum investment of $1,000.

See “Additional Information about HSBC USA Inc. and the Securities” on page 2 of this free writing prospectus. The securities offered will have the terms specified in the accompanying base prospectus dated April 5, 2006, the accompanying prospectus supplement dated October 12, 2007, the accompanying prospectus addendum dated December 12, 2007 and the terms set forth herein. See “Key Risks” on page 8 of this free writing prospectus and the more detailed “Risk Factors” beginning on page S-3 of the accompanying prospectus supplement for risks related to the securities and the index.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this document, the accompanying base prospectus, prospectus addendum, prospectus supplement and any other related prospectus supplements. Any representation to the contrary is a criminal offense. The securities are not deposit liabilities or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency of the United States or any other jurisdiction.

The securities will not be listed on any U.S. securities exchange or quotation system. See “Supplemental Plan of Distribution” on page 12 for the distribution arrangement.

	Price to Public	Underwriting Discount	Proceeds to Us
Per Security	100%	1.25%	98.75%
Total	●	●	●

UBS Financial Services Inc.	HSBC USA Inc.

Additional Information about HSBC USA Inc. and the Securities

This free writing prospectus relates to one security offering linked to the index identified on the cover page. The index described in this free writing prospectus is a reference asset as defined in the prospectus supplement, and the securities being offered hereby are “notes” for purposes of the prospectus supplement. As a purchaser of a security, you will acquire an investment instrument linked to the index. Although the security offering relates to the index identified on the cover page, you should not construe that fact as a recommendation of the merits of acquiring an investment linked to the index, or as to the suitability of an investment in the securities.

You should read this document together with the prospectus dated April 5, 2006, the prospectus supplement dated October 12, 2007 and the prospectus addendum dated December 12, 2007. You should carefully consider, among other things, the matters set forth in “Key Risks” beginning on page 8 of this free writing prospectus and in “Risk Factors” beginning on page S-3 of the prospectus supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the securities.

HSBC USA Inc. has filed a registration statement (including a prospectus, prospectus addendum and prospectus supplement) with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus, prospectus addendum and prospectus supplement in that registration statement and other documents HSBC USA Inc. has filed with the SEC for more complete information about HSBC USA Inc. and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, HSBC USA Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus addendum and prospectus supplement if you request them by calling toll-free 1 888 800 4722.

You may access these documents on the SEC web site at www.sec.gov as follows:

♦	Prospectus supplement dated October 12, 2007:
www.sec.gov/Archives/edgar/data/83246/000114420407053900/v090138_424b2.htm

♦	Prospectus addendum dated December 12, 2007:
www.sec.gov/Archives/edgar/data/83246/000114420407067025/v096997_424b2.htm

♦	Prospectus dated April 5, 2006:
www.sec.gov/Archives/edgar/data/83246/000110465906022455/a05-22289_1s3asr.htm

As used herein, references to “HSBC”, “we,” “us” and “our” are to HSBC USA Inc. References to the “prospectus supplement” mean the prospectus supplement dated October 12, 2007, references to the “prospectus addendum” mean the prospectus addendum dated December 12, 2007 and references to “accompanying prospectus” mean the HSBC USA Inc. prospectus, dated April 5, 2006.

Investor Suitability

The securities may be suitable for you if:
♦  You seek an investment with a return linked to the performance of the index and you believe the level of the index will increase moderately over the term of the securities - meaning that such an increase is unlikely to exceed the return barrier indicated herein at maturity.
♦  You are willing and able to lose 1% of your principal amount for every 1% that the index return is less than -25% if the level of the index never closes above the index barrier during the term of the securities.
♦  You are willing to forgo dividends paid on the stocks included in the index.
♦  You are willing to hold the securities to maturity and are aware that there may be little or no secondary market for the securities.
♦  You do not seek current income from this investment.
♦  You are willing to invest in securities for which your potential return is capped at the return barrier.
♦  You are comfortable with the creditworthiness of HSBC, as issuer of the securities.

The securities may not be suitable for you if:
♦  You do not believe the level of the index will moderately increase over the term of the securities, or you believe the level of the index will increase by more than the indicated return barrier at maturity.
♦  You seek an investment whose return is not subject to a cap that is equal to the return barrier of between 45.00% and 51.00% (to be determined on the trade date).
♦  You seek an investment that is 100% principal protected.
♦  You prefer to receive the dividends paid on stocks included in the index.
♦  You are unable or unwilling to hold the securities to maturity.
♦  You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities issued by HSBC or another issuer with a similar credit rating.
♦  You seek current income from this investment.
♦  You seek an investment for which there will be an active secondary market.
♦  You are not willing or are unable to assume the credit risk associated with HSBC, as issuer of the securities.

The suitability considerations identified above are not exhaustive. Whether or not the securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the securities in light of your particular circumstances.

Indicative Terms

Issuer	HSBC USA Inc. (Aa3/AA-)[1]
Principal Amount	$10.00 per security
Term	12 months (370 days)
Payment at Maturity
You will receive a cash payment at maturity linked to the performance of the index during the term of the securities.

If the index return is greater than zero and the closing level of the index is never above the index barrier on any day during the observation period, at maturity, for each security you will receive an amount equal to the sum of (a) the principal amount plus (b) the product of (i) the principal amount multiplied by (ii) the index return multiplied by (iii) the participation rate:

$10 + [$10 x index return x participation rate]

If the index return is between 0% and -25%, inclusive, and the closing level of the index is never above the index barrier on any day during the observation period, at maturity, for each security you will receive the principal amount:

$10

If the index return is less than -25% and the closing level of the index is never above the index barrier on any day during the observation period, at maturity, for each security you will receive an amount equal to the principal amount reduced by 1% for every 1% by which the index return is less than -25%:

$10 + [$10 x (index return + 25%)]

If the closing level of the index is above the index barrier on any day during the observation period, at maturity, for each security you will receive the principal amount plus the conditional coupon:

$10 + Conditional Coupon

Participation Rate	100.00%
Conditional Coupon	[4.00]% of the principal amount (to be determined on trade the date).
Index Barrier	Index starting level x (1 + return barrier)
Return Barrier	45.00% to 51.00% (to be determined on the trade date).
Index Return	Index ending level - index starting level index starting level
Index Starting Level	●, representing the closing level of the index on the trade date, as determined by the calculation agent.
Index Ending Level	The closing level of the index on the final valuation date, as determined by the calculation agent.
Closing level
The closing level on any scheduled trading day will be the closing level of the index as determined by the calculation agent based upon determinations with respect thereto made by the reference sponsor and displayed on Bloomberg Professional® service page “SPX <INDEX>”.

Observation Period	The period beginning on, and including, the trade date and ending on, and including the final valuation date.
CUSIP / ISIN	4042EP768 / US4042EP7681

Determining Payment at Maturity

As such, you could lose up to 75% of the principal amount of your securities depending on how much the level of the index decreases over the term of the securities.

1 HSBC USA Inc. is rated Aa3 by Moody’s, AA- by Standard & Poor’s and AA by Fitch Ratings. A credit rating reflects the creditworthiness of HSBC USA Inc. and is not a recommendation to buy, sell or hold securities, and it may be subject to revision or withdrawal at any time by the assigning rating organization. The securities themselves have not been independently rated. Each rating should be evaluated independently of any other rating. However, because the return on the securities is dependent upon factors in addition to our ability to pay our obligations under the securities, such as the index ending level, an improvement in our credit ratings, financial condition or results of operations is not expected to have a positive effect on the trading value of the securities.

What are the tax consequences of the securities?

You should carefully consider, among other things, the matters set forth in “Certain U.S. Federal Income Tax Considerations” in the prospectus supplement. The following discussion summarizes certain of the material U.S. federal income tax consequences of the purchase, beneficial ownership, and disposition of each of the securities. This summary supplements the section “Certain U.S. Federal Income Tax Considerations” in the prospectus supplement and supersedes it to the extent inconsistent therewith. This summary does not address the tax consequences that may be relevant to persons that own in the aggregate, directly or indirectly (including by reason of investing in the securities) more than 5% of any entity included in the index.

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the securities. Under one approach, the securities should be treated as pre-paid forward or other executory contracts with respect to the index. We intend to treat the securities consistent with this approach. Pursuant to the terms of the securities, you agree to treat the securities under this approach for all U.S. federal income tax purposes, and in the opinion of Cadwalader, Wickersham & Taft LLP, special U.S. tax counsel to us, it is reasonable to treat the securities in accordance with this approach. Pursuant to this approach, we do not intend to report any income or gain with respect to the securities prior to their maturity or an earlier sale or exchange and we intend to treat any gain or loss upon maturity as long-term capital gain or loss. See "Certain U.S. Federal Income Tax Considerations — Certain Equity-Linked Notes — Certain Notes Treated as Forward Contracts or Executory Contracts" in the prospectus supplement for certain U.S. federal income tax considerations applicable to notes that are treated as pre-paid cash-settled forward or other executory contracts.

However, if the index does close above the index barrier on any trading day during the observation period so that, at maturity, a U.S. holder will receive its principal plus the Conditional Coupon, it is possible that the U.S. holder would be treated as exchanging its securities for a debt instrument of the issuer on that specific trading day. If a U.S. holder is so treated, the U.S. holder would recognize capital gain or loss equal to the difference between the fair market value of the securities (which would generally equal the trading price of the securities) on the date that the index barrier closes above the index barrier over the U.S. holder’s tax basis in its securities (which would generally equal its purchase price). Any such capital gain or loss would be short-term capital gain or loss if the U.S. holder’s holding period at the time of the deemed exchange is 365 days or less. The issue price of the debt instrument would be equal to such fair market value, and the U.S. holder’s holding period for the debt instrument would begin on the following day. See “Certain U.S. Federal Income Tax Considerations” in the prospectus supplement for certain U.S. income tax considerations generally applicable to debt instruments. In particular, if the remaining term of the securities beginning on the date following the date the index closes above the index barrier is 365 days or less, see “Certain U.S. Federal Income Tax Considerations — Short-Term Debt Instruments” in the prospectus supplement, and if the remaining term of the securities beginning on the date following the date the index closes above the index barrier is 366 days or greater, see “Certain U.S. Federal Income Tax Considerations — Original Issue Discount” in the prospectus supplement.

If one or more of the entities included in the index are treated as “real estate investment trusts” (“REITs”), partnerships or trusts, or “passive foreign investment companies” (“PFICs”) for U.S. federal income tax purposes, or otherwise as a “pass-thru entity” for purposes of section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”), it is possible that the note will be subject to the “constructive ownership” rules of section 1260 of the Code. If so, the portion of any gain that relates to a pass-thru entity that would otherwise be treated as long-term capital gain recognized on the sale, exchange, maturity, or other taxable disposition of the notes could be treated as ordinary income and subject to an interest charge.

Because there are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the securities, other characterizations and treatments are possible and the timing and character of income in respect of the securities might differ from the treatments described above. For example, the securities could be treated as debt instruments that are “contingent payment debt instruments” for federal income tax purposes. See “Certain U.S. Federal Income Tax Considerations — Contingent Payment Debt Instruments” in the prospectus supplement.

In Notice 2008-2, the Internal Revenue Service (“IRS”) and the Treasury Department requested comments as to whether the purchaser of an exchange traded note or prepaid forward contract (which may include the securities) should be required to accrue income during its term under a mark-to-market, accrual or other methodology, whether income and gain on such a note or contract should be ordinary or capital, and whether foreign holders should be subject to withholding tax on any deemed income accrual. Accordingly, it is possible that regulations or other guidance could provide that a U.S. holder of a security is required to accrue income in respect of the security prior to the receipt of payments under the security or its earlier sale. Moreover, it is possible that any such regulations or other guidance could treat all income and gain of a U.S. holder in respect of a security as ordinary income (including gain on a sale). Finally, it is possible that a non-U.S. holder of the security could be subject to U.S. withholding tax in respect of a security. It is unclear whether any regulations or other guidance would apply to the securities (possibly on a retroactive basis). Prospective investors are urged to consult with their tax advisors regarding Notice 2008-2 and the possible effect to them of the issuance of regulations or other guidance that affects the federal income tax treatment of the securities.

PROSPECTIVE PURCHASERS OF SECURITIES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF SECURITIES.

Scenario Analysis and Examples at Maturity

The below scenario analysis and examples are provided for illustrative purposes only and are purely hypothetical. They do not purport to be representative of every possible scenario concerning increases or decreases in the level of the index relative to its index starting level. We cannot predict the index ending level on the final valuation date or the closing level of the index on any other scheduled trading day. You should not take the scenario analysis and these examples as an indication or assurance of the expected performance of the index. The numbers set forth in the examples below have been rounded for ease of analysis. The following scenario analysis and examples illustrate the payment at maturity for a $10.00 security on a hypothetical offering of the securities.

The following scenario analysis and examples assume an index starting level of 800.00, a participation rate of 100.00%, a return barrier of 48.00%, an index barrier of 1,184.00 and a conditional coupon of 4.00%, (the actual participation rate, return barrier, index barrier and conditional coupon will be determined on the trade date) and a range of possible index returns from +50.00% to -50.00%.

Example 1 — The level of the index increases from an index starting level of 800.00 to an index ending level of 960.00. The index return is calculated as follows:

(960.00-800.00) / 800.00 = 20.00%

Because the index return is greater than zero over the term of the notes and the closing level of the index is never above the index barrier on any day during the observation period, the payment at maturity is calculated as follows:

$10.00 + [$10.00 x index return x participation rate]
=$10.00 + [$10.00 x 20.00% x 100.00%]
=$10.00 + $2.00
=$12.00

Example 2 — The level of the index decreases from an index starting level of 800.00 to an index ending level of 720.00. The index return is calculated as follows:

(720.00-800.00) / 800.00 = -10.00%

is between 0% and -25%, inclusive, and the closing level of the index is never above the index barrier on any day during the observation period, at maturity, for each security you will receive the principal amount:

=$10.00

Example 3 — The level of the index decreases from an index starting level of 800.000 to an index ending level of 480.00. The index return is calculated as follows:

(480.00 -800.00) / 800.00 = -40.00%

Because the index return is less than -25% and the closing level of the index is never above the index barrier on any day during the observation period, at maturity, for each security you will receive an amount equal to the principal amount reduced by 1% for every 1% by which the index return is less than -25%, and the payment at maturity is calculated as follows:

$10.00 + [$10.00 x (index return + 25.00%)]
=$10.00 + [$10.00 x (-40.00% +25.00%)]
=$10.00 + [$10.00 x -15.00%]
=$10.00 -$1.50
=$8.50

Example 4 — The level of the index increases from an index starting level of 800.00 to an index ending level of 1,064.00. In addition, the closing level of the index is above the index barrier on at least one day during the observation period. The index return is calculated as follows:

(1,064.00 -800.00) / 800.00 = 33.00%

Because the index has closed above the index barrier on at least one day during the observation period, they payment at maturity is calculated as follows:

$10.00 + conditional coupon
=$10.00 + ($10.00 x 4.00%)
=$10.00 + $0.40
=$10.40

Example 5 — The level of the index decreases from an index starting level of 800.00 to an index ending level of 536.00. In addition, the closing level of the index is above the index barrier on at least one day during the observation period. The index return is calculated as follow:

(536.00 -800.00) / 800.00 = -33.00%

Because the index has closed above the index barrier on at least one day during the observation period, they payment at maturity is calculated as follows:

$10.00 + conditional coupon
=$10.00 + ($10.00 x 4.00%)
=$10.00 + $0.40
=$10.40

Scenario Analysis - hypothetical payment at maturity for each $10.00 principal amount of securities.

Index		Trigger Event Does Not Occur[1]		Trigger Event Occurs[2]
Index Ending Level	Index Return[3]	Payment at Maturity	Return on Securities at Maturity	Payment at Maturity	Return on Securities at Maturity
1,600.00	100.00%	N/A	N/A	$10.40	4.00%
1,520.00	90.00%	N/A	N/A	$10.40	4.00%
1,440.00	80.00%	N/A	N/A	$10.40	4.00%
1,360.00	70.00%	N/A	N/A	$10.40	4.00%
1,280.00	60.00%	N/A	N/A	$10.40	4.00%
1,200.00	50.00%	N/A	N/A	$10.40	4.00%
1,184.00	48.00%	$14.80	48.00%	$10.40	4.00%
1,120.00	40.00%	$14.00	40.00%	$10.40	4.00%
1,040.00	30.00%	$13.00	30.00%	$10.40	4.00%
960.00	20.00%	$12.00	20.00%	$10.40	4.00%
880.00	10.00%	$11.00	10.00%	$10.40	4.00%
800.00	0.00%	$10.00	0.00%	$10.40	4.00%
720.00	-10.00%	$10.00	0.00%	$10.40	4.00%
640.00	-20.00%	$10.00	0.00%	$10.40	4.00%
560.00	-30.00%	$9.50	-5.00%	$10.40	4.00%
480.00	-40.00%	$8.50	-15.00%	$10.40	4.00%
400.00	-50.00%	$7.50	-25.00%	$10.40	4.00%
320.00	-60.00%	$6.50	-35.00%	$10.40	4.00%
240.00	-70.00%	$5.50	-45.00%	$10.40	4.00%
160.00	-80.00%	$4.50	-55.00%	$10.40	4.00%
80.00	-90.00%	$3.50	-65.00%	$10.40	4.00%
0.00	-100.00%	$2.50	-75.00%	$10.40	4.00%
1 The closing level is never below the index barrier on any day during the observation period.

2  The closing level is below the index barrier on any day during the observation period.

3. The index return excludes any cash dividend payments.

Key Risks

An investment in the securities involves significant risks. Some of the risks that apply to the securities are summarized here, but we urge you to read the more detailed explanation of risks relating to the securities generally in the “Risk Factors” section of the accompanying prospectus supplement. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the securities.

♦
Partial Principal Protection Only Applies if You Hold the Securities to Maturity: You should be willing to hold your securities to maturity. The partial principal protection feature only applies if you hold your securities to maturity. The securities are not designed to be short-term trading instruments. The price at which you will be able to sell your securities to us, our affiliates or any party in the secondary market prior to maturity, if at all, may be at a substantial discount from the principal amount of the securities, even in cases where the level of the index has increased since the trade date.

♦
The Securities are Not Fully Principal Protected and You May Lose Up to 75% of Your Investment: The securities are not fully principal protected. The securities differ from ordinary debt securities in that we may not pay you 100% of the principal amount of your securities if the closing level of the index is never greater than the index barrier on any day during the observation period and the index return is less than -25.00%. In that event, you will lose 1% of the original principal amount for each percentage point that the index return is below -25.00%. Accordingly, you may lose up to 75.00% of your investment in the securities.

♦
Maximum Gain: You will not participate in any increase in the level of the index beyond the return barrier of between 45.00% and 51.00% (to be determined on the trade date). YOU WILL NOT RECEIVE A RETURN ON THE SECURITIES GREATER THAN THE RETURN BARRIER.

♦
Lack of Liquidity: The securities will not be listed on any securities exchange or quotation system. An affiliate of HSBC intends to offer to repurchase the securities in the secondary market but is not required to do so and may cease any such market-making activities at any time without notice. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which an affiliate of HSBC is willing to buy the securities, which will exclude any fees or commissions you paid when you purchased the securities and therefore will generally be lower than the price you paid when you purchased the securities.

♦
No Interest or Dividend Payments or Voting Rights: As a holder of the securities, you will not receive interest payments, and you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of the stocks underlying the index would have.

♦
Price Prior to Maturity: The market price of the securities will be influenced by many factors including the level or price of the index, volatilities, dividends, the time remaining to maturity of the securities, interest rates, geopolitical conditions, economic, political, financial and regulatory or judicial events, and the creditworthiness of HSBC.

♦
Potential HSBC Impact on Price: Trading or transactions by HSBC or its affiliates in the index and/or over-the-counter options, futures, or other instruments with returns linked to the performance of the index, may adversely affect the level of the index and, therefore, the market value of the securities.

♦
Impact of Fees on Secondary Market Prices: Generally, the price of the securities in the secondary market is likely to be lower than the initial offering price since the issue price include, and the secondary market prices are likely to exclude, commissions, hedging costs or other compensation paid with respect to the securities.

♦
Potential Conflict of Interest: HSBC and its affiliates may engage in business with the issuers of the stocks comprising the index (the “underlying stock issuers”), which may present a conflict between the obligations of HSBC and you, as a holder of the securities. The calculation agent, who is the issuer of the securities, will determine the payment at maturity based on the observed index ending level. The calculation agent can postpone the determination of the index ending level or the maturity date if a market disruption event occurs and is continuing on the final valuation date.

♦
Potentially Inconsistent Research, Opinions or Recommendations by HSBC: HSBC, UBS Financial Services Inc., and their affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding any offering of the securities. Any such research, opinions or recommendations could affect the level of the index or the price of the stocks included in the index, and therefore, the market value of the securities.

♦
Credit of Issuer: The securities are senior unsecured debt obligations of the issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the securities, including any principal protection at maturity, depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the securities and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of the securities.

♦
Uncertain Tax Treatment: There is no direct legal authority as to the proper tax treatment of the securities, and therefore significant aspects of the tax treatment of the securities are uncertain, as to both the timing and character of any inclusion in income in respect of the securities. Under one approach, the securities should be treated as pre-paid forward or other executory contracts with respect to the index. We intend to treat the securities consistent with this approach. Pursuant to the terms of the securities, you agree to treat the securities under this approach for all U.S. federal income tax purposes. Pursuant to this approach, we do not intend to report any income or gain with respect to the securities prior to their maturity or an earlier sale or exchange and we intend to treat any gain or loss upon maturity as long-term capital gain or loss. See "Certain U.S. Federal Income Tax Considerations — Certain Equity-Linked Notes — Certain Notes Treated as Forward Contracts or Executory Contracts" in the prospectus supplement for certain U.S. federal income tax considerations applicable to notes that are treated as pre-paid cash-settled forward or other executory contracts. However, if the index does close above the index barrier on any trading day during the observation period so that, at maturity, a U.S. holder will receive its principal plus the Conditional Coupon. It is possible that the U.S. holder would be treated as exchanging its securities for a debt instrument of the issuer on that date. If a U.S. holder is so treated, the U.S. holder would recognize capital gain or loss equal to the difference between the fair market value of the securities (which would generally equal the trading price of the securities) on the date that the index barrier closes above the index barrier over the U.S. holder’s tax basis in its securities (which would generally equal its purchase price). Any such capital gain or loss would be short-term capital gain or loss if the U.S. holder’s holding period at the time of the deemed exchange is 365 days or less. The issue price of the debt instrument would be equal to such fair market value, and the U.S. holder’s holding period for the debt instrument would begin on the following day. See “Certain U.S. Federal Income Tax Considerations” in the prospectus supplement for certain U.S. income tax considerations generally applicable to debt instruments. In particular, if the remaining term of the securities beginning on the date following the date the index closes above the index barrier is 365 days or less, see “Certain U.S. Federal Income Tax Considerations — Short-Term Debt Instruments” in the prospectus supplement, and if the remaining term of the securities beginning on the date following the date the index closes above the index barrier is 366 days or greater, see “Certain U.S. Federal Income Tax Considerations — Original Issue Discount” in the prospectus supplement.

Certain of the entities included in the index could be treated as REITs, partnerships, trusts, or PFICs for U.S. federal income tax purposes, or otherwise as “pass-thru entities” for purposes of section 1260 of the Code, in which case it is possible that the note will be subject to the “constructive ownership” rules of section 1260 of the Code. If so, the portion of any gain that relates to a pass-thru entity that would otherwise be treated as long-term capital gain recognized on the sale, exchange, maturity, or other taxable disposition of the notes could be treated as ordinary income and subject to an interest charge.

In Notice 2008-2, the Internal Revenue Service (“IRS”) and the Treasury Department requested comments as to whether the purchaser of an exchange traded note or prepaid forward contract (which may include the securities) should be required to accrue income during its term under a mark-to-market, accrual or other methodology, whether income and gain on such a note or contract should be ordinary or capital, and whether foreign holders should be subject to withholding tax on any deemed income accrual. Accordingly, it is possible that regulations or other guidance could provide that a U.S. holder of a security is required to accrue income in respect of the security prior to the receipt of payments under the security or its earlier sale. Moreover, it is possible that any such regulations or other guidance could treat all income and gain of a U.S. holder in respect of a security as ordinary income (including gain on a sale). Finally, it is possible that a non-U.S. holder of the security could be subject to U.S. withholding tax in respect of a security. It is unclear whether any regulations or other guidance would apply to the securities (possibly on a retroactive basis). Prospective investors are urged to consult with their tax advisors regarding Notice 2008-2 and the possible effect to them of the issuance of regulations or other guidance that affects the federal income tax treatment of the securities. For a more complete discussion of the U.S. federal income tax consequences of your investment in a security, please see the discussion under “Certain U.S. Federal Income Tax Considerations”.

Market Disruption Event

If the final valuation date is not a scheduled trading day, then the final valuation date will be the next scheduled trading day. If a market disruption event (as defined below) exists on the final valuation date, then the final valuation date will be the next scheduled trading day for which there is no market disruption event. If a market disruption event exists with respect to the final valuation date on five consecutive scheduled trading days, then the fifth such scheduled trading day will none the less be the final valuation date, and the calculation agent will determine the closing level of the index on that date by means of the formula for and method of calculating the index which applied just prior to the market disruption event, using the relevant exchange traded or quoted price of each stock in the index (or if an event giving rise to a market disruption event has occurred with respect to a stock in that index on that fifth scheduled trading day, its good faith estimate of the value for that stock). If the final valuation date is postponed, then the maturity date will also be postponed until the fourth business day following the postponed final valuation date.

“Market disruption event” means any scheduled trading day on which any relevant exchange or related exchange fails to open for trading during its regular trading session or on which any of the following events has occurred and is continuing which we determine is material:

(i) any suspension of or limitation imposed on trading by any relevant exchanges or related exchanges or otherwise, (A) relating to any stock included in the index or (B) in futures or options contracts relating to the index on any related exchange; or

(ii) any event (other than any event described in (iii) below) that disrupts or impairs the ability of market participants in general (A) to effect transactions in, or obtain market values for any stock included in the index or (B) to effect transactions in, or obtain market values for, futures or options contracts relating to the index on any applicable related exchange; or

(iii) the closure on any scheduled trading day of any relevant exchange or related exchange prior to its scheduled closing time (unless the earlier closing time is announced by the relevant exchange or related exchange at least one hour prior to the earlier of (A) the actual closing time for the regular trading session on the exchange and (B) the submission deadline for orders to be entered into the relevant exchange or related exchange for execution at the close of trading on that day).

“Related exchange” means each exchange or quotation system or any successor or temporary substitute for such exchange or quotation system (provided we have determined, for a substitute exchange or quotation system, that liquidity on such substitute is comparable to liquidity on the original related exchange) where trading has a material effect (as determined by the calculation agent) on the overall market for futures or options contracts relating to the index.

“Relevant exchange” means the primary exchange or quotation system for any stock then included in the index.

“Scheduled closing time” means the scheduled weekday closing time of the relevant exchange or related exchange, without regard to after hours or any other trading outside of the regular trading session hours.

“Scheduled trading day” means any day on which all of the relevant exchanges and related exchanges are scheduled to be open for their respective regular trading sessions.

INDEX INFORMATION

This free writing prospectus is not an offer to sell and it is not an offer to buy stocks comprising the index. All disclosures contained in this free writing prospectus regarding the index, including its make-up, performance, method of calculation, and changes in its components, are derived from publicly available information. Neither HSBC nor any of its affiliates assumes any responsibilities for the adequacy or accuracy of information about the index or stocks comprising the index contained in this free writing prospectus. You should make your own investigation into the index as well as stocks included in the index. The reference sponsor has no obligation to continue to publish, and may discontinue publication of, the index. The reference sponsor may discontinue or suspend the publication of the index at any time.

Neither we nor any affiliate makes any representation that any publicly available information regarding the reference sponsor is accurate or complete. For more information, we urge you to read the section “Sponsors or Issuers and Reference Asset” on page S-37 in the accompanying prospectus supplement.

The S&P 500® Index (the “index”)

Standard & Poor’s (“S&P”) publishes the index.

The index is capitalization weighted and is intended to provide an indication of the pattern of common stock price movement. The calculation of the level of the index, discussed below in further detail, is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. As of November 19, 2008, 416 companies, or 83.20% of the constituents in the index, traded on the New York Stock Exchange (the “NYSE”) and 84 companies, or 16.80% of the constituents in the index, traded on The NASDAQ Global Select Market or the NASDAQ Global Market (collectively, the “NASDAQ”). S&P chooses companies for inclusion in the index with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the New York Stock Exchange (the “NYSE”), which S&P uses as an assumed model for the composition of the total market.

Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the market price of that company’s common stock is generally responsive to changes in the affairs of the respective industry and the market value and trading activity of the common stock of that company. Ten main groups of companies comprise the index with the number of companies included in each group, as of November 19, 2008, indicated in parentheses: Industrials (56), Utilities (32), Telecommunication Services (9), Materials (28), Information Technology (73), Energy (40), Consumer Staples (42), Consumer Discretionary (81), Health Care (55) and Financials (84). Changes in the index are reported daily in the financial pages of many major newspapers, on the Bloomberg Professional® service under the symbol “SPX” and on S&P website (http://www.spglobal.com). Information contained in the S&P website is not incorporated by reference in, and should not be considered a part of, this free writing prospectus. The index does not reflect the payment of dividends on the stocks included in the index.

Computation of the index

S&P currently computes the index as of a particular time as follows:

(i)	the product of the market price per share and the number of then outstanding shares of each component stock as determined as of that time (referred to as the “market value” of that stock);

(ii)	the market values of all component stocks as of that time are aggregated;

(iii)	the average of the market values as of each week in the base period of the years 1941 through 1943 of the common stock of each company in a group of 500 substantially similar companies is determined;

(iv)	the mean average market values of all these common stocks over the base period are aggregated (the aggregate amount being referred to as the “base value”);

(v)	the current aggregate market value of all component stocks is divided by the base value; and

(vi)	the resulting quotient, expressed in decimals, is multiplied by ten.

While S&P currently employs the above methodology to calculate the index, no assurance can be given that S&P will not modify or change this methodology in a manner that may affect the performance of the index.

S&P adjusts the foregoing formula to offset the effects of changes in the market value of a component stock that are determined by S&P to be arbitrary or not due to true market fluctuations.

These changes may result from causes such as:

•	the issuance of stock dividends,

•	the granting to shareholders of rights to purchase additional shares of stock,

•	the purchase of shares by employees pursuant to employee benefit plans,

•	consolidations and acquisitions,

•	the granting to shareholders of rights to purchase other securities of the company,

•	the substitution by S&P of particular component stocks in the index, and

•	other reasons.

In these cases, S&P first recalculates the aggregate market value of all component stocks, after taking account of the new market price per share of the particular component stock or the new number of outstanding shares of that stock or both, as the case may be, and then determines the new base value in accordance with the following formula:

Old Base Value X New Market Value = New Base Value
Old Market Value

The result is that the base value is adjusted in proportion to any change in the aggregate market value of all component stocks resulting from the causes referred to above to the extent necessary to negate the effects of these causes upon the index.

In addition, S&P standard practice is to remove all closely held shares and shares held between corporations who are both in the calculations of the index and an index component’s market value.

License Agreement with S&P:

We have entered into a nonexclusive license agreement providing for the license to us, in exchange for a fee, of the right to use indices owned and published by S&P’s in connection with some products, including the securities.

The securities are not sponsored, endorsed, sold or promoted by S&P, a division of The McGraw Hill Companies, Inc. S&P makes no representation or warranty, express or implied, to the holders of the securities or any member of the public regarding the advisability of investing in financial products generally or in the securities particularly or the ability of the S&P 500® to track general stock market performance. S&P’s only relationship to HSBC USA Inc. (other than transactions entered into in the ordinary course of business) is the licensing of certain service marks and trade names of S&P and of the S&P 500® which is determined, composed and calculated by S&P without regard to HSBC or the securities. S&P has no obligation to take the needs of HSBC or the holders of the securities into consideration in determining, composing or calculating the S&P 500®. S&P is not responsible for and has not participated in the determination of the timing of the sale of the securities, prices at which the securities are to initially be sold, or quantities of the securities to be issued or in the determination or calculation of the equation by which the securities are to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the securities.

The graph below illustrates the performance of the index from 1/1/98 to 11/19/08 as reported on the Bloomberg Professional® service. The historical levels of the index should not be taken as an indication of future performance.

The closing level of the index on November 19, 2008 was 806.58

Certain ERISA Considerations

We urge you to read the “Certain ERISA Considerations” section in the Prospectus Supplement.

Discontinuance or Modification of the Index

If the reference sponsor (as defined below) discontinues publication of or otherwise fails to publish the index on any day on which the index is scheduled to be published and the reference sponsor or another entity publishes a successor or substitute index that the calculation agent determines to be comparable to the discontinued index (the comparable index, the “successor index”), then that successor index will be deemed to be the index for all purposes relating to the securities, including for purposes of determining whether a market disruption event exists. Upon any selection by the calculation agent of a successor index, the calculation agent will furnish written notice to us and the holders of the securities.

If the index is discontinued or if the reference sponsor fails to publish the index and the calculation agent determines that no successor index is available at that time, then the calculation agent will determine the applicable closing level using the same general methodology previously used by the reference sponsor. The calculation agent will continue to make that determination until the earlier of (i) the final valuation date or (ii) a determination by the calculation agent that the index or a successor index is available. In that case, the calculation agent will furnish written notice to us and the holders of the securities.

If at any time the method of calculating the index or a successor index, or the level thereof, is changed in a material respect, or if the index or a successor index is in any other way modified so that, in the determination of the calculation agent, the level of that index does not fairly represent the level of the index or successor index that would have prevailed had those changes or modifications not been made, then the calculation agent will make the calculations and adjustments as may be necessary in order to determine a level comparable to the level that would have prevailed had those changes or modifications not been made. If, for example, the method of calculating the index or a successor index is modified so that the level of that index is a fraction of what it would have been if it had not been modified, then the calculation agent will adjust that index in order to arrive at a level of the index or successor index as if it had not been modified. In that case, the calculation agent will furnish written notice to us and the holders of the securities.

Notwithstanding these alternative arrangements, discontinuance of the publication of the index may adversely affect the value of, and trading in, the securities.

“Reference sponsor” means Standard and Poor’s, a division of The McGraw Hill Companies, Inc.

Events of Default and Acceleration

If the calculation agent determines that the securities have become immediately due and payable following an event of default (as defined in the accompanying prospectus) with respect to the securities, the calculation agent will determine the accelerated payment at maturity due and payable in the same general manner as described in “Indicative Terms” in this free writing prospectus. In that case, the scheduled trading day preceding the date of acceleration will be used as the final valuation date for purposes of determining the accelerated index return. If a market disruption event exists with respect to the index on that scheduled trading day, then the accelerated final valuation date for the index will be postponed for up to five scheduled trading days (in the same general manner used for postponing the originally scheduled final valuation date). The accelerated maturity date will be the fourth business day following the accelerated final valuation date.

If the securities have become immediately due and payable following an event of default, you will not be entitled to any additional payments with respect to the securities. For more information, see “Description of Debt Securities — Events of Default” and “— Events of Default; Defaults” in the accompanying prospectus.

Supplemental Plan of Distribution

We will agree to sell to UBS Financial Services Inc. (the “Agent”), and the Agent has agreed to purchase, all of the securities at the price indicated on the cover of the pricing supplement, the document that will be filed pursuant to Rule 424(b)(2) containing the final pricing terms of the securities. We have agreed to indemnify the Agent against liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Agent may be required to make relating to these liabilities as described in the accompanying prospectus supplement and the prospectus. UBS Financial Services Inc. may allow a concession not in excess of the underwriting discount to its affiliates.

Subject to regulatory constraints, HSBC USA Inc. (or an affiliate thereof) intends to offer to purchase the securities in the secondary market, but is not required to do so. We or our affiliate will enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the securities and the Agent and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions.